EXHIBIT 23.1


                         Consent of Independent Auditors


            The Board of Directors
            Qwest Communications International Inc.:

            We consent to the incorporation by reference in the Post Effective Amendment No. 3 to Form S-4 Registration Statement (No. 333-81149) on Form S-8 Registration Statement of Qwest Communications International Inc. of our report dated February 2, 1999, relating to the consolidated balance sheet of Qwest Communications International Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Qwest Communications International Inc.

                                                  /s/ KPMG LLP


            Denver, Colorado
            July 5, 2000